Exhibit 99.1

Designated Filer:	PBRA (CAYMAN) COMPANY
Issuer & Ticker Symbol:	Essent Group Ltd. [ESNT]
Date of Event Requiring Statement: November 5, 2013

Joint Filer Information and Signatures
Joint Filers:

1. Name:	Essent Intermediate, L.P.
Address:	c/o Pine Brook Road Partners LLC, 60 East 42nd Street, 50th Floor, New York, NY 10165

ESSENT INTERMEDIATE, L.P.

By: PRBA (Cayman) Company, its general partner

	By:	/s/ Joseph Gantz	November 5, 2013
	Name:	Joseph Gantz	Date
	Title:	Director